Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release of Claims (this “Agreement”) is entered into and effective as of March 27, 2026 (the “Effective Date”), by and among Clark/Lewis, a Joint Venture (“Clark/Lewis”); American Bridge Company (“AB”); the sureties issuing Payment and Performance Bond Nos. 9196529/387007832 on behalf of AB, Zurich American Insurance Company, Fidelity and Deposit Company of Maryland, and Liberty Mutual Insurance Company (together, the “AB Sureties”); the Washington State Convention Center (“WSCC”); and Smith Currie Oles LLP (“SCO”). The parties are individually referred to as a “Party” and together as the “Parties.”

Recitals

A.On or about April 21, 2017, Clark/Lewis entered into a General Contractor / Construction Manager Agreement (“GC/CM Agreement”) with the WSCC, a King County public facilities district, for the construction of the Washington State Convention Center expansion project in Seattle (the “Project”).
B.Clark/Lewis engaged AB to provide and furnish labor, materials, equipment, and other services for the Project (the “Work”) and Clark/Lewis and AB executed a subcontract for the Work on or about March 7, 2018 (the “Subcontract”).
C.The  AB  Sureties  issued  Payment  and  Performance  Bond Nos. 9196529/387007832, each in the penal sum of $81,399,250.00, on behalf of AB as principal, and Clark/Lewis as obligee (each, respectively, the “Payment Bond” and the “Performance Bond” and, collectively, the “Bonds”). Subsequent riders to the Bonds increased their respective penal sums to $119,238,976.00.
D.Clark/Lewis and AB each filed complaints against one another in King County Superior Court. The Court consolidated these actions into King County Superior Court Cause No. 22-2-19603-3 SEA (the “Litigation”). On or about January 12, 2023, Clark/Lewis amended its complaint in the Litigation and added the AB Sureties as defendants. On or about April 21, 2023, Clark/Lewis added WSCC as third-party defendants related to AB’s claims in the Litigation.
E.On or about December 19, 2024, trial commenced in the Litigation. On or about December 1, 2025, the Court issued Findings of Fact and Conclusions of Law in the Litigation (the “FOF/COL”). The FOF/COL identified that AB owed Clark/Lewis $57,051,804.75 in damages based on the issues presented at trial and that the AB Sureties were jointly and severally liable with AB for such damages under the Performance Bond.
F.On or about December 19, 2025, the Parties filed a stipulated motion identifying a briefing schedule for (1) AB’s motion for reconsideration of the FOF/COL; (2) Clark/Lewis’s motion for prejudgment interest; and (3) Clark/Lewis’s and WSCC’s motions for attorneys’ fees and costs. AB’s motion for reconsideration was noted for consideration on January 12, 2026. The Court granted in part and denied in part AB’s motion for reconsideration on January 15, 2026. Clark/Lewis’s motion for prejudgment interest was initially noted for consideration on February 17, 2026, but Clark/Lewis submitted amended hearing notices and it is now noted for consideration on March 27, 2026.

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SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

G.On or about January 15, 2026, the Court entered Judgment against AB and the AB Sureties, jointly and severally, in the total principal amount of $57,051,804.75 (the “Merits Judgment”). On or about January 26, 2026, both AB and the AB Sureties filed Notices of Appeal of the Merits Judgment (collectively, the “Merits Appeals”). On or about February 23, 2026, the AB Sureties paid Clark/Lewis $57,783,318.93 to satisfy the Merits Judgment along with the post-judgment interest accrued through the date of payment.
H.On or about December 12, 2025, the Court entered an Order Regarding Sanctions that issued a monetary sanction of $4,811,640.00 against AB (the “Paragraph 97 Sum”) and reserved Clark/Lewis’s and WSCC’s rights to pursue costs and fees related to the Court’s Order. On or about January 6, 2026, the Court entered a subsequent Order directing AB to deposit the Paragraph 97 Sum into the Court’s registry within thirty days (the “Sanctions Order”). On or about February 5, 2026, AB filed a Notice of Appeal of the Sanctions Order (the “Sanctions Appeal”) and filed a Notice of Supersedeas and bond issued by Colonial American Casualty and Surety Company in the amount of $6,250,000.00 (the “Sanctions Order Appeal Bond”).
I.To resolve the various outstanding issues and expedite final resolution of the Litigation and the Merits Appeals, while preserving rights and defenses related to the Sanctions Appeal, including rights, if any, related to the Sanctions Order Appeal Bond, the Parties believe it is in their best interests and desire to enter into this Agreement as set forth below.

Agreement

1.By this Agreement, and in consideration of the respective agreement of the Parties, the Parties intend to resolve the Litigation and achieve a full and complete settlement and compromise of all unresolved claims, issues, disputes, and controversies between them with respect to the Project and the Litigation, except as otherwise provided in this Agreement including with respect to the Sanctions Appeal and Sanctions Order Appeal Bond.
2.Sanctions Settlement Amount. The Parties agree the sum of One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000.00) is a negotiated and agreed amount for Clark/Lewis’s costs and fees related to the Sanctions Order (the “C/L Sanctions Settlement Amount”) and that Two Hundred Twenty-Five Thousand Dollars ($225,000.00) is a negotiated and agreed amount for WSCC’s costs and fees related to the Sanctions Order (the “WSCC Sanctions Settlement Amount”). Per Paragraph 85 of the Order Regarding Sanctions, AB’s outside counsel, SCO, is responsible for and shall pay twenty-five percent (25%) of both the C/L Sanctions Settlement Amount and the WSCC Sanctions Settlement Amount, and AB is responsible for and shall pay seventy-five percent (75%) of both the C/L Sanctions Settlement Amount and the WSCC Sanctions Settlement Amount. SCO shall pay its portion of the C/L Sanctions Settlement Amount (Three Hundred Eighteen Thousand Seven Hundred and Fifty dollars ($318,750.00)), and its portion of the WSCC Sanctions Settlement Amount (Fifty-Six Thousand Two Hundred Fifty Dollars ($56,250.00)), within thirty (30) calendar days of the Effective Date. The AB Sureties shall pay AB’s portion of the C/L Sanctions Settlement Amount (Nine Hundred Fifty-Six Thousand Two Hundred Fifty Dollars ($956,250.00)) within thirty (30) calendar days of the Effective Date. WSCC shall recover the AB portion of the WSCC Sanctions Settlement Amount (One Hundred Sixty-Eight Thousand Seven Hundred Fifty Dollars ($168,750.00)) from the Owner-Held AB Retention as described in Paragraph 4.

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3.Clark/Lewis Prejudgment Interest, Costs, and Fees Settlement Amount. The Parties agree the sum of Twenty-Five Million Five Hundred Eighteen Thousand One Hundred Eighty-Two Dollars and Ninety-Five Cents ($25,518,182.95) is a negotiated and agreed amount for (i) Clark/Lewis’s costs and fees, less the C/L Sanctions Settlement Amount ($22,793,182.95 -

$1,275,000.00 = $21,518,182.95) and (ii) prejudgment interest owed to Clark/Lewis ($4,000,000.00) (the “Prejudgment Interest, Costs, and Fees Settlement Amount”). The AB Sureties will pay the Prejudgment Interest, Costs, and Fees Settlement Amount to Clark/Lewis within thirty (30) calendar days of the Effective Date.

4.Owner-Held AB Retention. The Parties agree that WSCC is holding certain funds related to Work AB completed during the Project including retainage (the “Owner-Held AB Retention”) but that the Court’s FOF/COL and Merits Judgment did not expressly address the Owner-Held AB Retention. AB and the AB Sureties agree that WSCC will keep the Owner-Held AB Retention, and WSCC agrees that it will not separately pursue a claim for interest, costs, fees or any other damages against Clark/Lewis, AB, or the AB Sureties. WSCC shall file a Satisfaction of Judgment related to the December 23, 2024 Judgment against AB, and WSCC will join a Stipulation and Order to Dismiss all claims, issues, disputes, and controversies related to the Litigation with prejudice, except (i) to the extent of the Parties’ reservation of rights related to the Sanctions Appeal and (ii) for the Ongoing Obligations identified in Paragraph 7.
5.Dismissals With Prejudice. Within three (3) calendar days of receipt of payment of both the C/L Sanctions Settlement Amount and the Prejudgment Interest, Costs, and Fees Settlement Amount (which commences upon the later date of receipt of the C/L Sanctions Settlement Amount or the Prejudgment Interest, Costs, and Fees Settlement Amount), Clark/Lewis will file a Satisfaction of the Merits Judgment as to the AB Sureties only. Clark/Lewis will also execute an assignment of the Merits Judgment to the AB Sureties, which will include a provision that the AB Sureties will defend, indemnify, and hold harmless Clark/Lewis and the Clark/Lewis-affiliated parties included in the General Release in Paragraph 6 from any and all claims related to the enforcement of the Merits Judgment. Within three (3) days of Clark/Lewis filing the Satisfaction of Judgment, (a) AB and the AB Sureties will file Dismissals With Prejudice of the Merits Appeals; (b) Clark/Lewis will prepare and file a Stipulation and Order to Dismiss all claims, issues, disputes, and controversies related to the Project and the Litigation with prejudice as to the AB Sureties, except (i) to the extent of the Parties’ reservation of rights related to the Sanctions Appeal, (ii) for the Ongoing Obligations identified in Paragraph 7, and (iii) subject to Clark/Lewis’s assignment of the Merits Judgment to the AB Sureties; and (c) Clark/Lewis will file a Stipulation and Order to Dismiss, Exonerate, and Discharge Supersedeas Bond No. 10011231523 dated January 30, 2026, issued by American Contractors Indemnity Company in the amount of

$71,250,000.00 (“Merits Judgment Appeal Bond”).

6.Mutual General Releases. The Parties and their attorneys, officers, directors, shareholders, members, partners, boards, lenders, employees, consultants, representatives, agents, predecessors, successors, insurers, insureds, sureties, subcontractors, suppliers, assigns, subsidiaries, parent corporations, divisions, joint ventures and affiliated entities, both public and private, agree to mutual general releases and to forever discharge each other and each other’s attorneys, officers, directors, shareholders, members, partners, boards, lenders, employees, consultants, representatives, agents, predecessors, successors, insurers, insureds, sureties, subcontractors, suppliers, assigns, subsidiaries, parent corporations, divisions, joint ventures and

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affiliated entities, both public and private, from any and all claims, demands, actions, rights, causes of action, obligations, costs, losses, damages, and liabilities of every kind and of any nature whatsoever, whether known or unknown on the Effective Date, arising out of or in any way related to the Litigation, the Performance Bond, the Merits Judgment Appeal Bond, and/or the actions and circumstances giving rise to the underlying dispute, except related to the Sanctions Appeal and subject to the Parties Ongoing Obligations identified in Paragraph 7. For the avoidance of doubt, the release of AB and the AB Sureties extends to Clark/Lewis’s members (Clark Construction Group and Lease Crutcher Lewis Construction) and WSCC.

6.1.The AB Sureties enter into this Agreement solely in their capacity as sureties on the Performance Bond and, as to the AB Sureties, this Agreement does not apply to any other claims that they may possess or defend on any other bonds or policies of insurance not related to the Project or the Litigation. This Agreement does not modify or expand the AB Sureties’ obligations under the Performance Bond.
7.Ongoing Obligations. Without conceding or waiving any positions or defenses, the Parties specifically reserve and do not release the following, including any defenses related thereto, which shall be excluded from the scope of the mutual release provided in the preceding paragraph:
a.	As to AB only, claims for latent defects in the Work that are unknown to Clark/Lewis or WSCC as of the Effective Date.
b.	As to AB only, claims for contribution or indemnity relating to or arising out of claims for personal injury or property damage to third parties. Clark/Lewis and WSCC represent that they are not aware of any such claims as of the Effective Date.
c.	Valid and timely claims against the Payment Bond. AB and the AB Sureties acknowledge and agree that WSCC can resolve the claim asserted by Steel Encounters, Inc. from the Owner-Held AB Retention.
d.	As to AB only, Claims and defenses related to the Sanctions Appeal, including any right to interest and costs and fees incurred during the pendency of the Sanctions Appeal, including the right, if any, to collect from the Sanctions Order Appeal Bond. This Agreement is without waiver or modification of any defenses that may be available under the Sanctions Order Appeal Bond, all of which are reserved.
e.	Claims for breach of this Agreement.
f.Claims, rights and defenses of the AB Sureties arising under any indemnity agreements, collateral agreements, security agreements, and/or other agreements executed by AB and certain indemnitors in favor of the AB Sureties (collectively “AOI”), which AOI shall not merge into or otherwise become included within or limited by this Agreement. AB Sureties and AB agree that the AOI shall remain in full force and effect after the complete execution of this Agreement and shall not merge into or otherwise become included within or limited by this Agreement. AB acknowledges and agrees that the AB Sureties have reserved all rights, remedies and defenses available to them pursuant to the AOI and applicable law as to AB

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and any indemnitors signatory to any AOI. For the avoidance of doubt, AB agrees that the AB Sureties are obligated to pay the amounts due under this Agreement to Clark/Lewis pursuant to the Performance Bond and reaffirms its obligations to the AB Sureties under any AOI, including but not limited to the obligation to indemnify the AB Sureties for any amounts paid by the AB Sureties in satisfaction of the Merits Judgment, under this Agreement, as well as any attorney fees, costs, and expenses incurred in connection with the Litigation. AB and the AB Sureties agree that the AOI does not diminish Clark/Lewis’s or WSCC’s rights in the Litigation or under this Agreement, and AB and the AB Sureties release Clark/Lewis and WSCC from any and all claims, demands, actions, rights, causes of action, obligations, costs, losses, damages, and liabilities of every kind and of any nature related to the AOI.

g.	As between WSCC and Clark/Lewis, WSCC and Clark/Lewis agree that this Agreement neither diminishes nor enlarges WSCC’s and Clark/Lewis’s rights and obligations under the GC/CM Agreement except as it relates to claims asserted by or against AB in the Litigation and costs and attorneys’ fees, and that no other rights or obligations are being released, waived, or extinguished.
8.Costs and Attorneys’ Fees. Other than Clark/Lewis’s costs and fees within the Prejudgment Interest, Costs, and Fees Settlement Amount or that may be recoverable against AB related to the Sanctions Appeal, the costs and fees incurred by the Parties through the date of this Agreement shall be borne by the Party incurring them. In the event of any controversy or dispute between the Parties pertaining to this Agreement, including enforcement of its terms or interpretation thereof, the Parties shall bear their own attorneys’ fees and costs.
9.Execution of Additional Documents. The Parties agree to execute and exchange such additional documentation as may be necessary to accomplish and fulfill their respective obligations and agreements as set forth herein.
10.Representations and Warranties. Each of the Parties warrants and represents to the other that, as of the time it executed this Agreement:
a.	Each party has the right and authority to execute this Agreement; it has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, cause of action or demand relating to any right surrendered by virtue of this Agreement; and it knows of no liens, legal or equitable interests, or other encumbrances upon any right surrendered by virtue of this Agreement.
b.	The person executing this Agreement for each of the Parties is authorized to do so by and on behalf of the Party.
c.	Each of the Parties hereby represents and warrants to the other that it knows and understands the contents and effect of this Agreement; that it has not relied on any statement not set out in this Agreement; that, if desired, it obtained the advice of legal counsel of its own choosing before executing this Agreement; and that it entered into this Agreement voluntarily.

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d.	Each Party represents that it has received independent advice from legal counsel of its own choice with respect to the advisability of entering into this Agreement. All Parties shall be deemed to have participated in drafting this Agreement and any ambiguity in or dispute about the meaning of any part of this Agreement shall not be presumptively construed against any of them.
11.Entire Agreement. Except as set forth in Section 7(f) as between AB and the AB Sureties, this Agreement represents and contains the entire agreement and understanding between the Parties and supersedes any and all prior agreements, representations, and understandings with respect to the matters contained herein and may only be subsequently modified in writing signed by each Party. Each Party agrees that it has not relied upon any representation, warranty, condition, understanding, or agreement of any kind in entering into this Agreement other than those actually set forth in this Agreement.
12.Severability. If any provision of this Agreement or if the application of this Agreement to any person, entity, or circumstance shall be held by a court to be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons, entities, or circumstances other than those as to which it is held invalid or unenforceable shall not be affected, and each provision of this Agreement shall be enforced to the fullest extent permitted by law.
13.No Waiver. No waiver of any provisions of the Agreement shall be effective unless agreed to in writing by the Parties against whom such waiver is sought to be enforced. The waiver of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach, whether similar or otherwise.
14.Successors. Each of the Parties warrants that it is entering into this Agreement on behalf of, and that this Agreement is binding on, itself and its predecessors, successors, insurers, insureds, lenders, sureties, assigns, subsidiaries, parent corporations, divisions, partners, joint venturers and affiliated entities, both public and private.
15.Governing Law. This Agreement is governed and controlled in all respects by Washington law and shall be enforceable in King County Superior Court. In the event of a dispute relating to this Agreement, venue for resolution of any such dispute shall be in King County Superior Court.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted by electronic means shall be effective as originals.
17.Effect of Headings. Captions of the sections of this Agreement are for convenience and reference only, and the words contained in the captions shall in no way be employed to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provision of this Agreement.

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Clark/Lewis, a Joint Venture

By:    Its:

American Bridge Company

By:    Its:

Zurich American Insurance Company

By:    Its:

Fidelity and Deposit Company of Maryland

By:    Its:

Liberty Mutual Insurance Company

By:    Its:

Washington State Convention Center

By:    Its:

Smith Currie Oles LLP*

By:    Its:

*signing with respect to the agreements identified in Paragraph 2

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SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS